Hyde Park Tower
Chicago, Illinois

Third Quarter 2024

Earnings Release and
Supplemental Schedules

Aimco

CREATING VALUE

Table of Contents

Page
3	Earnings Release
8	Outlook
11	Consolidated Statements of Operations
12	Consolidated Balance Sheets
13	Schedule 1 – EBITDAre and Adjusted EBITDAre
14	Schedule 2 – Aimco Leverage and Maturities
15	Schedule 3 – Aimco Portfolio
16	Schedule 4 – Aimco Capital Additions
17	Schedule 5 – Aimco Development and Redevelopment Project Summaries
19	Schedule 6 – Stabilized Operating Properties
20	Schedule 7 – Acquisitions, Dispositions, and Leased Communities
21	Schedule 8 – Net Asset Value Components
22	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

2

Aimco Reports Third Quarter Results, Updates 2024 Guidance, and

Provides Highlights on Recent Activities

Denver, Colorado, November 7, 2024 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today third quarter results for 2024, updated 2024 guidance, and provided highlights on recent and planned activities.

Financial Results and Highlights

•
Aimco's net loss attributable to common stockholders per share, on a fully dilutive basis, was $(0.16) for the quarter ended September 30, 2024, as higher net contributions from multifamily property operations were offset by increases in interest expense and depreciation related to advancing and completing development projects.
•
Third quarter 2024 revenue, expenses, and net operating income ("NOI") from Aimco’s Stabilized Operating Properties increased 4.1%, 10.6%, and 1.6%, respectively, year-over-year, with average monthly revenue per apartment home increasing by 2.4% to $2,415 and average daily occupancy increasing by 160 basis points to 96.8%.
•
During the third quarter, Aimco substantially completed construction at its Strathmore Square project located in Bethesda, Maryland and began construction on an ultra-luxury residential tower located at 640 NE 34th Street ("34th Street") in the Edgewater neighborhood of Miami, Florida. Total direct project costs for the 34th Street development are expected to be $240 million with initial occupancy scheduled in mid-2027 and NOI yields are projected to exceed 7% on direct costs at stabilization.
•
In October, Aimco announced agreements to sell, for a total price at Aimco's share of $203.8 million, its interests in two investments in Miami, Florida, The Hamilton, a recently completed redevelopment of a 276-unit apartment building, and a 2.8-acre development site at 3333 Biscayne Boulevard.
•
As of October 31, 2024, Aimco had acquired 4.5 million shares of its common stock during the year, at an average cost of $7.98 per share.

CEO Commentary

Wes Powell, Aimco President and Chief Executive Officer, comments: "Aimco continues its efforts to add value through effective management of the Aimco portfolio and thoughtful capital allocation.

“Continued consumer strength, and limited competitive new supply, across the majority of Aimco's markets have led to revenue per home reaching more than $2,400 per month, increasing by 2.4% year-over-year, while at the same time average daily occupancy reached 96.8%, an increase of 160 basis points, year-over-year. For the full year, we now expect revenue to grow between 3.75% and 4.25% with NOI growth of between 2.50% to 3.75%, an increase of more than 200 basis points at the mid-point when compared to our initial expectations.

"During the third quarter, Aimco began construction on a waterfront development project in Miami's Edgewater neighborhood. Upon completion, 34th Street will be Miami's premier ultra-luxury rental apartment building fronting Biscayne Bay. The 38-story tower will contain 114 highly-appointed apartment homes, each with unobstructed water views and averaging over 2,500 square feet in size. The project will also contain highly tailored amenity offerings plus 7,000 square feet of waterfront restaurant space. We are pleased to be

Third Quarter 2024 Earnings Release and Supplemental Schedules | 3

partnering with a leading global investment firm on this exciting project, such that Aimco's equity commitment has been fully funded through the contribution of our land and pre-development efforts along with an incremental $5 million.

"Aimco's additional projects in active development and lease-up are progressing on plan and are expected to be fully delivered by year end, with occupancy stabilization projected to occur during 2025. We now expect direct costs at Upton Place and Strathmore Square to be $6 million less than our prior estimate. Together these two projects contain more than 900 apartment homes and will add considerable value to the Aimco portfolio as they complete lease-up and stabilize over the next 12-24 months.

"Aimco continues its focus on prudently allocating capital, which includes taking advantage of the disconnect between public and private valuations when those opportunities arise.

“In October, we announced agreements to sell our recently completed redevelopment, The Hamilton, along with our interest in a nearby development site at 3333 Biscayne Boulevard for more than $200 million. Upon closing these sales will crystallize accretive investments and provide Aimco with approximately $90 million, after associated liabilities are retired, to return to stockholders during the first quarter of 2025.

"Additionally, we are advancing efforts related to the sale of our two-property assemblage in Miami’s Brickell neighborhood and remain committed to unlocking the value embedded within those exceptional assets.

“We continue to believe that Aimco shares represent an accretive use of excess capital and, as of October 31, 2024, had repurchased 4.5 million shares year-to-date bringing total repurchases since the start of 2022 to 14.1 million shares at an average cost per share of $7.51.

“I thank the Aimco team for their continued dedication and the Aimco Board of Directors who remain steadfast in their commitment to creating and unlocking value for Aimco stockholders.”

Operating Property Results

Aimco owns a diversified portfolio of operating apartment communities located in eight major U.S. markets with average rents in line with local market averages.

Results at Aimco’s Stabilized Operating Properties were as follows:

	Third Quarter					Year-to-Date
Stabilized Operating Properties	Year-over-Year			Sequential		Year-over-Year
($ in millions)	2024	2023	Variance	2Q 2024	Variance	2024	2023	Variance
Average Daily Occupancy	96.8%	95.2%	1.6%	96.3%	0.5%	97.0%	96.5%	0.5%
Revenue, before utility reimbursements	$39.3	$37.7	4.1%	$38.7	1.5%	$116.6	$111.4	4.7%
Expenses, net of utility reimbursements	11.9	10.7	10.6%	12.2	(2.2)%	35.5	33.4	6.3%
Net operating income (NOI)	27.4	27.0	1.6%	26.5	3.2%	81.1	78.0	4.0%

•
Revenue in the third quarter 2024 was $39.3 million, up 4.1% year-over-year, resulting from a 2.4% increase in average monthly revenue per apartment home to $2,415 and a 160-basis point increase in Average Daily Occupancy to 96.8%. Compared to the second quarter 2024, revenue was up 1.5% with a 1.0% increase in average monthly revenue per apartment home and a 50-basis point increase in Average Daily Occupancy.
•
Effective rents on all leases during the third quarter 2024 were 3.9% higher, on average, than the previous lease and 59.9% of residents whose leases were expiring signed renewals. Year to date, as of

Third Quarter 2024 Earnings Release and Supplemental Schedules | 4

October 31, 2024, effective rents on all transacted leases were 3.7% higher, on average, than the previous lease.
•
The median annual household income of new residents was $137,000 in the third quarter 2024, representing a rent-to-income ratio of 19.3%, a decline of 70 basis points from the second quarter 2024.
•
Expenses in the third quarter 2024 were up 10.6% year-over-year but down 2.2% compared to the second quarter 2024, primarily due to fluctuations in real estate taxes driven by increases in 2024, adjustments to estimated taxes, and the impact of favorable real estate tax appeals and valuations received during the third quarter 2023.
•
NOI in the third quarter 2024 was $27.4 million, up 1.6% year-over-year and 3.2% over the second quarter 2024. Year-to-date, NOI was $81.1 million an increase of 4.0% over the first nine months of 2023.

Value Add and Opportunistic Investments

Development and Redevelopment

Aimco generally seeks development and redevelopment opportunities where barriers to entry are high, target customers can be clearly defined, and Aimco has a comparative advantage over others in the market. Aimco’s value add and opportunistic investments may also target portfolio acquisitions, operational turnarounds, and re-entitlements.

As of September 30, 2024, Aimco had two multifamily development projects under construction and two multifamily communities that have been substantially completed and are now in lease-up. These projects remain on track, as measured by construction budget and lease-up metrics. In addition to Aimco's core multifamily developments, The Benson Hotel and Faculty Club was completed in 2023 and remains in stabilization.

Aimco also has a pipeline of future value add opportunities in Aimco's target markets of Southeast Florida, the Washington D.C. Metro, and Colorado's Front Range.

During the third quarter, $29.6 million of capital was invested in Aimco's development and redevelopment activities, primarily funded through construction loan draws. Updates on active development projects and Aimco's pipeline include:

•
In the third quarter, construction began in Miami’s Edgewater neighborhood on 34th Street, an ultra- luxury waterfront residential tower that will include a highly tailored amenity package and approximately 7,000 square feet of ground floor retail space. The rental homes will average more than 2,500 square feet, feature 9 – 10 foot ceilings, oversized private terraces, top-of-the-line finishes, and unobstructed views of Biscayne Bay. Aimco expects to welcome the first residents at this $240 million project in 3Q 2027 and stabilize occupancy in 4Q 2028.
•
In Upper Northwest Washington D.C., construction at Upton Place is substantially complete with all 689 apartment homes delivered. As of October 31, 2024, Aimco had leased or pre-leased 296 units and 268 homes were occupied, at rates ahead of our initial projections. Additionally, as of October 31, 2024, approximately 90% of the project's 105K square feet of retail space had been leased with tenant fit-out ongoing. We now expect total direct project costs to be $2 million less than our previous estimate.
•
In Bethesda, Maryland, construction was substantially completed at the first phase of Strathmore Square during the third quarter, with all 220 of the highly tailored apartment homes delivered. As of

Third Quarter 2024 Earnings Release and Supplemental Schedules | 5

October 31, 2024, Aimco had leased 68 units at rates ahead of our initial projections, and 58 homes were occupied. We now expect total direct project costs to be $4 million less than our previous estimate.
•
In Corte Madera, California, construction is ongoing at Oak Shore where 16 luxury single-family rental homes and eight accessory dwelling units are being developed. As of October 31, 2024, 19 of the residences had been delivered with the remaining scheduled for completion by year end. Of the 19 homes delivered to date, 12 were occupied and Aimco has pre-leased another three at rates ahead of our initial projections.
•
In the third quarter 2024, Aimco invested $0.4 million into programming, design, documentation, and entitlement efforts related to select pipeline projects primarily located in South Florida and on the Anschutz Medical Campus in Aurora, Colorado. Consistent with Aimco's capital allocation strategy, it may choose to monetize certain of these assets prior to vertical construction in an effort to maximize value add and risk-adjusted returns.

Investment & Disposition Activity

Aimco is focused on prudently allocating capital and delivering strong investment returns. Consistent with Aimco's capital allocation philosophy, it monetizes the value within its assets when accretive uses of the proceeds are identified and invests when the risk-adjusted returns are superior to other uses of capital.

Subsequent to quarter end, Aimco agreed to sell, for $203.8 million, its interests in two real estate investments in the Edgewater neighborhood of Miami, Florida. The all-cash transactions, described below, are expected to close by year-end 2024. Upon closing, Aimco plans to retire $110.1 million of associated liabilities, currently carrying an average rate of 8.6%, and expects to return approximately $90 million of capital to stockholders during the first quarter of 2025.

•
The Hamilton, Aimco's recently completed major redevelopment is under contract for $190.0 million and the buyer's deposit is non-refundable.
•
Aimco's interest in 3333 Biscayne Boulevard, a 2.8-acre development site, is under agreement to be purchased by Aimco's joint venture partner at a gross valuation of $66.5 million or $13.8 million at Aimco's share of the venture.

Aimco continues to advance the sales process related to its Brickell Assemblage, which includes 1001 and 1111 Brickell Bay Drive in Miami, Florida. Aimco does not intend to comment or provide further information until a definitive agreement has been executed and buyer deposits have become nonrefundable.

Balance Sheet and Financing Activity

Aimco is highly focused on maintaining a strong balance sheet, including ample liquidity. As of September 30, 2024, Aimco had access to $260.4 million, including $82.6 million of cash on hand, $27.8 million of restricted cash, and the capacity to borrow up to $150.0 million on its revolving credit facility.

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Aimco’s net leverage as of September 30, 2024, was as follows:

	as of September 30, 2024
Aimco Share, $ in thousands	Amount	Weighted Avg. Maturity (Yrs.) [1]
Total non-recourse fixed rate debt	$773,474	6.5
Total non-recourse floating rate debt	90,660	1.0
Total non-recourse construction loan debt	372,947	1.3
Cash and restricted cash	(109,884)
Net Leverage	$1,127,197

[1] Weighted average maturities presented exclude contractual extension rights.

•
In the third quarter, Aimco secured commitments for $56 million of preferred equity and a $172 million construction loan for the financing of its 34th Street development in Miami, Florida. As of October 31, 2024, Aimco had fully funded its equity requirements to the venture, primarily through the contribution of land and predevelopment improvements.

As of September 30, 2024, 100% of Aimco's total debt was either fixed rate or hedged with interest rate cap protection. Considering investments under contract to sell and including contractual extensions, Aimco has no debt maturing prior to May 2026.

Public Market Equity

Common Stock Repurchases

•
In the third quarter, Aimco repurchased 0.4 million shares of its common stock at a weighted average price of $8.43 per share. As of October 31, 2024, Aimco had repurchased 4.5 million shares, year-to-date, at an average cost of $7.98 per share and since the start of 2022, Aimco had repurchased 14.1 million shares at an average cost of $7.51 per share.
•
In the third quarter, 33,496 units of the Aimco Operating Partnership's equity securities were redeemed in exchange for cash at a weighted average price per unit of $8.50. Year to date, 84,797 units were redeemed in exchange for cash at a weighted average price per unit of $8.09.

Commitment to Enhance Stockholder Value

The Aimco Board of Directors, in coordination with management, remains intently focused on maximizing and unlocking value for Aimco stockholders and continues to engage regularly with several leading advisory firms, including Morgan Stanley & Co. LLC.

Aimco’s announced plans to reduce exposure to development activity and monetize certain assets represent a commitment to simplify the portfolio and unlock embedded value when there are opportunities to do so. These efforts will further improve Aimco’s positioning in the market and provide increased flexibility as the Board of Directors continues its review and consideration of broader strategic actions to maximize stockholder value. In addition, in conjunction with our contemplated asset sales, we will prioritize return of capital to our stockholders as a key component of our capital allocation philosophy.

There can be no assurance that the ongoing review will result in any particular transaction or transactions or other strategic changes or outcomes and the timing of any such event is similarly uncertain. The Company does not intend to disclose or comment on developments related to the foregoing unless or until it determines that further disclosure is appropriate or required.

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2024 Outlook

	3Q 2024	2024	2024
$ in millions (except per share amounts), Square Feet in millions Forecast is full year unless otherwise noted	YTD Results	Forecast	Prior Forecast
Net income (loss) per share – diluted [1]	$(0.67)	$(0.82) - $(0.77)	$(0.80) - $(0.75)

Operating Properties
Revenue Growth, before utility reimbursements	4.7%	3.75% - 4.25%	3.25% - 3.75%
Operating Expense Growth, net of utility reimbursements	6.3%	5.50% - 6.50%	6.00% - 7.50%
Net Operating Income Growth	4.0%	2.50% - 3.75%	1.50% - 2.75%
Recurring Capital Expenditures	$11	~$13	$11 - $13

Active Developments and Redevelopments
Total Direct Costs of Projects in Occupancy Stabilization at Period End [2]	$589	$642	$648
Total Direct Costs of Projects Under Construction at Period End [2]	$293	$240	$0 - $250
Direct Project Costs	$75.9	$100 - $105	$70 - $100
Other Capitalized Costs	$14.9	$18 - $20	$18 - $20
Construction Loan Draws [3]	$101.1	$113 - $123	$88 - $90
JV Partner Equity Funding	$1.2	$5 - $7	$0 - $25
AIV Equity Funding	[4]	~$5	$0 - $5

Pipeline Projects
Pipeline Size Gross Square Feet at Period End [5]	12.7	7.7 - 12.7	9.5 - 13.3
Pipeline Size Multifamily Units at Period End [5]	5,858	3,708 - 5,858	4,358 - 5,972
Pipeline Size Commercial Sq Ft at Period End [5]	1.7	1.0 - 1.7	1.2 - 1.7
Planning Costs	$3.2	~$4	$5 - $10

Real Estate Transactions
Acquisitions	None	None	None
Dispositions [6]	None	See Below	See Below

General and Administrative	$23.9	$33 - $34	$33 - $35

Leverage
Interest Expense, net of capitalization [7]	$39.0	$56 - $58	$56 - $58

[1] Net income (loss) per share - diluted does not include any gains associated with potential transactions in 2024.

[2] Includes land or leasehold value.

[3] Construction loan draws in any given period may be impacted by the timing of project costs, the funding or release of retainage, and other factors. At Aimco share, in the first nine months of 2024, construction loan draws were $89.3 million.

[4] Full year AIV equity funding is expected to be ~$5 million. Quarter-end balances may fluctuate depending on timing of construction loan draws.

[5] Includes pipeline projects as presented on Supplemental Schedule 5b. In the third quarter 2024, Aimco removed one project from its pipeline with the change of 34th Street to active construction.

[6] While Aimco does not provide specific guidance related to future transactions, in the first half of 2024, Aimco brought to market its Brickell Assemblage, a two-property waterfront assemblage located in Miami, Florida, and, in October, agreed to sell The Hamilton, its recently completed waterfront redevelopment in Miami’s Edgewater neighborhood, and its interest in a 2.8-acre development site at 3333 Biscayne Boulevard.

[7] Includes GAAP interest expense, exclusive of the amortization of deferred financing costs, and reduced by interest rate option payments which are included in the Realized and unrealized gains (losses) on interest rate options line on Aimco's income statement.

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Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About Aimco

Aimco is a diversified real estate company primarily focused on value add and opportunistic investments, targeting the U.S. multifamily sector. Aimco’s mission is to make real estate investments where outcomes are enhanced through our human capital so that substantial value is created for investors, teammates, and the communities in which we operate. Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit our website www.aimco.com.

Team and Culture

Aimco has a national presence with corporate headquarters in Denver, Colorado and Washington, D.C. Our investment platform is managed by experienced professionals based in three regions, where it will focus its new investment activity: Southeast Florida, the Washington D.C. Metro Area and Colorado's Front Range. By regionalizing this platform, Aimco can leverage the in-depth local market knowledge of each regional leader, creating a comparative advantage when sourcing, evaluating, and executing investment opportunities.

Above all else, Aimco is committed to a culture of integrity, respect, and collaboration.

Contact

Matt Foster, Vice President, Investor Relations and Capital Markets

Investor Relations 303-793-4661, investor@aimco.com

Third Quarter 2024 Earnings Release and Supplemental Schedules | 9

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. The forward-looking statements in this document include, without limitation, statements regarding our future plans and goals, including the timing and amount of capital expected to be returned to stockholders, our pipeline investments and projects, our plans to eliminate certain near term debt maturities, our estimated value creation and potential, our timing, scheduling and budgeting, projections regarding revenue and expense growth, our plans to form joint ventures, our plans for new acquisitions or dispositions, our strategic partnerships and value added therefrom, the potential for adverse economic and geopolitical conditions, which negatively impact our operations, including on our ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, developments, and redevelopments; our ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to our development and redevelopment investments; expectations regarding sales of our apartment communities and the use of proceeds thereof; the availability and cost of corporate debt; and our ability to comply with debt covenants, including financial coverage ratios. We caution investors not to place undue reliance on any such forward-looking statements.

These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to: the risk that the 2024 plans and goals may not be completed, as expected, in a timely manner or at all; geopolitical events which may adversely affect the markets in which our securities trade, and other macro-economic conditions, including, among other things, rising interest rates and inflation, which heightens the impact of the other risks and factors described herein; real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing and effects of acquisitions, dispositions, developments and redevelopments; expectations regarding sales of apartment communities and the use of proceeds thereof; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; supply chain disruptions, particularly with respect to raw materials such as lumber, steel, and concrete; financing risks, including the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently owned by us.

In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and depends on our ability to meet the various requirements imposed by the Code through actual operating results, distribution levels and diversity of stock ownership.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent Quarterly Reports on Form 10-Q and other documents Aimco files from time to time with the SEC. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment and expectations as of this date, and Aimco undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

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Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
REVENUES:
Rental and other property revenues	$53,158	$47,701	$154,508	$137,643

OPERATING EXPENSES:
Property operating expenses	23,337	18,328	67,093	54,648
Depreciation and amortization	23,545	17,804	65,123	51,106
General and administrative expenses	7,750	8,198	23,876	24,487
Total operating expenses	54,632	44,330	156,092	130,241

Interest income	2,299	2,486	7,482	7,022
Interest expense [1]	(19,031)	(8,252)	(49,221)	(27,633)
Realized and unrealized gains (losses) on interest rate contracts	(1,148)	955	1,164	3,280
Realized and unrealized gains (losses) on equity investments	(566)	(1,066)	(48,101)	165
Gains on dispositions of real estate	-	-	-	1,878
Other income (expense), net	(3,959)	(2,030)	(6,835)	(6,889)
Income (loss) before income tax benefit	(23,879)	(4,536)	(97,095)	(14,775)
Income tax benefit (expense)	3,814	6,210	8,731	10,823
Net income (loss)	(20,065)	1,674	(88,364)	(3,952)
Net (income) loss attributable to redeemable noncontrolling interests in consolidated real estate partnerships	(3,659)	(3,610)	(10,817)	(10,460)
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	572	(447)	1,399	(1,060)
Net (income) loss attributable to common noncontrolling interests in Aimco Operating Partnership	1,216	123	5,134	775
Net income (loss) attributable to Aimco	$(21,936)	$(2,260)	$(92,648)	$(14,697)

Net income (loss) attributable to common stockholders per share – basic	$(0.16)	$(0.02)	$(0.67)	$(0.10)
Net income (loss) attributable to common stockholders per share – diluted	$(0.16)	$(0.02)	$(0.67)	$(0.10)

Weighted-average common shares outstanding – basic	136,749	143,299	139,044	144,431
Weighted-average common shares outstanding – diluted	136,749	143,299	139,044	144,431

[1] Interest expense increased in the three and nine months ended September 30, 2024 from the same periods ending September 30, 2023, due primarily to increased construction loan draws and reduced capitalization as development projects are advanced and completed.

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Consolidated Balance Sheets

(in thousands) (unaudited)

	September 30,	December 31,
	2024	2023
Assets
Buildings and improvements	$1,691,608	$1,593,802
Land	620,029	620,821
Total real estate	2,311,637	2,214,623
Accumulated depreciation	(623,913)	(580,802)
Net real estate	1,687,724	1,633,821
Cash and cash equivalents	82,620	122,601
Restricted cash	27,788	16,666
Notes receivable	58,229	57,554
Right-of-use lease assets - finance leases	108,034	108,992
Other assets, net	103,177	149,841
Total assets	$2,067,572	$2,089,475

Liabilities and Equity
Non-recourse property debt, net	$844,779	$846,298
Non-recourse construction loans, net	405,840	301,443
Total indebtedness	1,250,619	1,147,741
Deferred tax liabilities	103,180	110,284
Lease liabilities - finance leases	121,277	118,697
Accrued liabilities and other	125,140	121,143
Total liabilities	1,600,216	1,497,865

Redeemable noncontrolling interests in consolidated real estate partnerships	175,309	171,632

Equity:
Common Stock	1,369	1,406
Additional paid-in capital	437,337	464,538
Retained earnings (deficit)	(208,940)	(116,292)
Total Aimco equity	229,766	349,652
Noncontrolling interests in consolidated real estate partnerships	49,544	51,265
Common noncontrolling interests in Aimco Operating Partnership	12,737	19,061
Total equity	292,047	419,978
Total liabilities and equity	$2,067,572	$2,089,475

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Supplemental Schedule 1

EBITDAre and Adjusted EBITDAre

(in thousands) (unaudited)

	Three Months Ended September 30, 2024	Twelve Months Ended September 30, 2024
Net Income (loss)	$(20,065)	$(241,731)
Adjustments:
Interest expense	19,031	59,306
Income tax (benefit) expense	(3,814)	(10,661)
Gains on dispositions of real estate	-	(6,106)
Unrealized (gains) losses from investment in unconsolidated partnerships	2,597	2,597
Depreciation and amortization	23,545	82,851
Adjustment related to EBITDAre of unconsolidated partnerships	218	867
EBITDAre	$21,512	$(112,877)
Net (Income) loss attributable to redeemable noncontrolling Interests consolidated real estate partnerships	(3,659)	(14,282)
Net (Income) loss attributable to noncontrolling interests consolidated real estate partnerships	572	(1,532)
EBITDAre adjustments attributable to noncontrolling interests	(1,000)	(2,787)
Mezzanine investment (income) loss, net	628	156,685
Realized and unrealized (gains) losses on interest rate contracts	1,148	997
Unrealized (gains) losses on a passive equity investment	-	46,972
Adjusted EBITDAre	$19,201	$73,176

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Supplemental Schedule 2

Aimco Leverage and Maturities

(dollars in thousands) (unaudited)

		Aimco Share of		Total	Weighted Average	Weighted Average Interest Rate
Debt	Consolidated	Unconsolidated Partnerships	Noncontrolling Interests	Aimco Share	Maturity (Years) [3]	Stated	Capped
Fixed rate loans payable	$769,247	$4,227	—	$773,474	6.5	4.26%	4.26%
Floating rate loans payable	81,300	9,360	—	90,660	1.0	9.60%	8.00%
Construction loan debt [1]	410,231	—	(37,284)	372,947	1.3	9.21%	8.31%
Total non-recourse debt [2]	$1,260,778	$13,587	$(37,284)	$1,237,081	4.4	6.21%	5.82%

Revolving Credit Facility	—	—	—	—
Cash and restricted cash	(110,408)	—	524	(109,884)
Net Leverage	$1,150,370	$13,587	$(36,760)	$1,127,197

Aimco Share Non-Recourse Debt

					Average Rate on Maturing Debt
	Amortization	Maturities [3]	Total	Maturities as a Percent of Total	Stated	Capped
2024 4Q	$1,014	$—	$1,014	—%	—%	—%
Total 2024	1,014	—	1,014	—	—	—

2025 1Q	1,028	—	1,028	—	—	—
2025 2Q [4]	1,025	169,749	170,774	13.72%	9.74%	8.05%
2025 3Q [5]	1,035	100,700	101,735	8.14%	8.52%	8.52%
2025 4Q	1,050	184,314	185,364	14.90%	9.44%	8.41%
Total 2025	4,138	454,763	458,901	36.76%	9.35%	8.30%

2026	2,816	75,519	78,335	6.10%	3.10%	3.10%
2027	2,116	—	2,116	—	—	—
2028	2,195	3,702	5,897	0.30%	9.10%	9.10%
2029	2,278	179,646	181,924	14.52%	4.66%	4.66%
2030	2,363	—	2,363	—	—	—
2031	1,696	104,508	106,204	8.45%	3.20%	3.20%
2032	112	221,639	221,751	17.92%	4.62%	4.62%
2033	—	173,435	173,435	14.02%	4.60%	4.60%
Thereafter	—	5,141	5,141	0.42%	3.25%	3.25%

Total Aimco Share	$18,728	$1,218,353	$1,237,081

[1] Aimco’s construction loan debt consists primarily of non-recourse, floating rate loans.

[2] Consolidated total non-recourse debt excludes $10.2 million of deferred financing costs.

[3] Debt maturities are presented with the earliest maturity date and do not include contractual extension options. Including extensions, the weighted average maturity is 5.1 years.

[4] Debt maturing in 2Q 2025 either has contractual extensions or is scheduled to be repaid upon completion of the sale of Aimco's interest in 3333 Biscayne Boulevard during the fourth quarter 2024.

[5] Aimco plans to retire the $100.7 million of debt on The Hamilton upon closing the sale of the property in the fourth quarter 2024.

Common Stock, Partnership Units, and Equivalents

(in thousands) (unaudited)

September 30, 2024
Class A Common Stock Outstanding	136,914
Participating unvested restricted stock	2,290
Potentially dilutive options, share equivalents, and non-participating unvested restricted stock	1,928
Total shares and potentially dilutive share equivalents	141,132
Common Partnership Units and equivalents outstanding	8,911
Total shares, units and potentially dilutive share equivalents	150,043

Third Quarter 2024 Earnings Release and Supplemental Schedules | 14

Supplemental Schedule 3

Aimco Portfolio

(square feet in thousands) (land in acres) (unaudited)

	Number of Properties	Number of Apartment Homes [4]	Office and Retail Sq Ft	Hotel Keys	Development Land [5]
Consolidated
Stabilized Operating Properties	21	5,600	27.1	-	-
Other Real Estate [1]	2	-	295.0	106	-
Development and Redevelopment - Owned [2]	4	1,299	121.1	-	-
Development and Redevelopment - Land [3]	5	-	-	-	20.8
Development and Redevelopment - Leased	1	24	-	-	-
Total Consolidated	33	6,923	443.2	106	20.8
Unconsolidated	6	142	-	-	2.8
Total Portfolio	39	7,065	443.2	106	23.6

Total Consolidated (Aimco Share)		6,843	432.2	106	19.5
Total Unconsolidated (Aimco Share)		73	-	-	0.6
Total Portfolio (Aimco Share)		6,916	432.2	106	20.1

[1] Other Real Estate includes:

•
1001 Brickell Bay Drive, Aimco’s office building adjacent to Yacht Club Apartments in the Brickell neighborhood of Miami, Florida; and The Benson Hotel and Faculty Club on the Anschutz Medical Campus in Aurora, Colorado.

[2] Development and Redevelopment - Owned includes:

•
34th Street a 114-unit apartment building being constructed in Miami, Florida with 7,000 square feet of retail, The Hamilton a 276-unit recently completed redevelopment in Miami, Florida, Upton Place a 689-unit substantially completed development in Upper Northwest Washington D.C. with 105,053 square feet of retail, and Strathmore Square a substantially complete 220-unit apartment community with 9,000 square feet of retail in Bethesda, Maryland.

[3] Development and Redevelopment – Land includes:

•
Flying Horse, developable land in Colorado Springs, Colorado;
•
One land parcel in Miami, Florida for potential future development adjacent to 34th Street;
•
One land parcel along Broward Boulevard and the land in Flagler Village in Fort Lauderdale, Florida for potential future developments; and
•
One land parcel for multifamily development on the Anschutz Medical Campus in Aurora, Colorado.

[4] Number of apartment homes includes all current apartments and those authorized for development.

[5] Development land includes the number of acres of land held by Aimco for future development, land with projects in active development is not included in this presentation.

Third Quarter 2024 Earnings Release and Supplemental Schedules | 15

Supplemental Schedule 4

Aimco Capital Additions

(consolidated amounts in thousands) (unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2024	September 30, 2024

Capital Replacements and Casualty	$4,170	$11,216
Property Upgrades	225	448
Tenant Improvements	355	3,173
Development and Redevelopment	29,645	102,213
Total Capital Additions [1]	$34,395	$117,050

[1] Third quarter 2024 total capital additions include $25.8 million of Direct Capital Investment ($25.3 million on active projects and $0.4 million on projects in planning) and certain other costs capitalized in accordance with GAAP.

Third Quarter 2024 Earnings Release and Supplemental Schedules | 16

Supplemental Schedule 5(a)

Aimco Active Development Project Summaries

(dollars in millions) (unaudited)

						Estimated / Actual
Project Name	Location	Units	Units Leased or Pre-Leased	Commercial Sq Ft	Commercial Pre-Leased	Initial Occupancy [7]	Stabilized Occupancy [7]	NOI Stabilization [7]
Upton Place	Washington, D.C.	689	41%	105,053	90%	4Q 2023	4Q 2025	4Q 2026
Strathmore Square	Bethesda, MD	220	29%	9,000	64%	2Q 2024	4Q 2025	4Q 2026
34th Street	Miami, FL	114	—	7,000	—	3Q 2027	4Q 2028	4Q 2029
Oak Shore	Corte Madera, CA	24	58%	—	—	4Q 2023	1Q 2025	1Q 2026

Total		1,047		121,053

				Direct Capital Investment
Project Name	Status	Aimco Ownership [5]	Land Cost/ Leasehold Value	Planned	To-Date	Remaining
Upton Place [1]	Lease-up	90%	92.8	243.0	238.1	4.9
Strathmore Square	Lease-up	95%	24.9	160.0	154.9	5.1
34th Street	Active Construction	44% [6]	28.3	211.7	20.5	191.2
Oak Shore	Lease-up / Active Construction	100%	6.1	47.1	45.1	2.0

Total			$152.1	$661.8	$458.6	$203.2

Estimated Direct Costs of Projects in Active Construction [2]			$240.0
Estimated Direct Costs of Projects in Lease-up [3]			$573.9
Estimated Direct Costs of Projects in Occupancy Stabilization [4]			$68.3
Total Estimated Direct Costs of Development Portfolio			$882.2
Estimated Stabilized NOI			$61.6

[1] The ground lease for Upton Place is presented at its initial GAAP value recorded at the formation of the joint venture.

[2] Includes the total of the land cost and the planned Direct Capital Investment for 34th Street.

[3] Includes the total of the land cost or leasehold valuation and the planned Direct Capital Investment for Upton Place, Strathmore Square, and Oak Shore.

[4] Includes the land cost and Direct Capital Investment for The Benson Hotel and Faculty Club, a 106-key hotel and event space on the Anschutz Medical Campus in Aurora, Colorado.

[5] Aimco equity ownership presented as estimated upon construction completion, net of debt and ground lease financing.

[6] Aimco's investment, representing 44% of the equity capital at project inception, has been fully funded, primarily through the contribution of land and pre-development efforts. The remaining investment will be funded through construction loan and preferred equity draws.

[7] Occupancy timing and stabilization are estimates subject to change.

Third Quarter 2024 Earnings Release and Supplemental Schedules | 17

Supplemental Schedule 5(b)

Aimco Development and Redevelopment Pipeline Projects

(unaudited)

Aimco controls a robust pipeline with opportunity for significant value creation. Aimco expects, on average across the development portfolio, to fund pipeline development projects with 50% to 60% loan-to-cost construction loans, Aimco equity of 10% to 15% of the total development cost, and the remaining costs funded with Co-GP and/or LP equity. In the aggregate, Aimco's equity currently embedded in these pipeline assets exceeds the Aimco equity required to fund construction of the pipeline in full. In addition, annual pipeline carry costs (exclusive of incremental investment) are fully covered by the cash flow from operating properties on the Brickell Assemblage. As previously announced, Aimco is marketing the Brickell Assemblage for sale.

			Estimated / Currently Planned [1]
Property Location	Project Name/ Description	Acreage [2]	Gross Sq Ft	Multifamily Units	Leasable Commercial Sq Ft	Earliest Vertical Construction Start
Southeast Florida
3333 Biscayne Boulevard (Miami)	3333 Biscayne [3] [4]	2.80	1,760,000	650	176,000	2025
510-532 NE 34th Street (Miami)	One Edgewater	0.50	533,000	204	—	2025
300 Broward Boulevard (Fort Lauderdale)	300 Broward [3]	2.31	1,700,000	935	40,000	2025
901 N Federal Highway (Fort Lauderdale)	Flagler Village Phase I	5.70	1,830,000	690	230,000	2025
1001-1111 Brickell Bay Drive (Miami)	Brickell Assemblage	4.25	3,200,000	1,500	500,000	2027
NE 9th Street & NE 5th Avenue (Fort Lauderdale)	Flagler Village Phase II	1.70	400,000	300	—	2027
NE 9th Street & NE 5th Avenue (Fort Lauderdale)	Flagler Village Phase III	1.40	400,000	300	—	2028
Washington D.C. Metro Area
5300 Block of Tuckerman Lane (Bethesda)	Strathmore Square Phase II [3]	1.35	525,000	399	11,000	2025
Colorado's Front Range
E 23rd Avenue & N Scranton Street (Aurora)	Fitzsimons 4 [3]	1.77	415,000	285	—	4Q 2024
1765 Silversmith Road (Colorado Springs)	Flying Horse	7.45	300,000	95	—	2025
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 4	1.53	232,000	—	225,000	2025
E 22nd Avenue & N Scranton Street (Aurora)	Fitzsimons 2	2.29	390,000	275	—	2026
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 5	1.22	230,000	—	190,000	2026
E 23rd Avenue & Uvalda (Aurora)	Fitzsimons 3	1.11	400,000	225	—	2027
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 6	2.04	385,000	—	315,000	2028
Total Future Pipeline		37.42	12,700,000	5,858	1,687,000

[1] Project metrics are estimated and could deviate substantially from what is currently planned.

[2] Acreage includes land owned and land controlled through options for future development, for the Bioscience project, acreage is presented proportionate based on the buildable gross square feet.

[3] Owned in a joint venture structure.

[4] Subsequent to quarter end, Aimco's joint venture partner agreed to purchase Aimco's interest in 3333 Biscayne, the transaction is expected to close in the fourth quarter 2024.

Third Quarter 2024 Earnings Release and Supplemental Schedules | 18

Supplemental Schedule 6

Stabilized Operating Results

(amounts in thousands, except community, home and per home data) (unaudited)

3Q 2024 v. 3Q 2023			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements [1]			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	3Q 2024	3Q 2023	Growth	3Q 2024	3Q 2023	Growth	3Q 2024	3Q 2023	Growth	3Q 2024	3Q 2024	3Q 2023	3Q 2024	3Q 2023
Boston	5	2,719	$17,243	$16,270	6.0%	$4,586	$4,611	(0.5%)	$12,657	$11,659	8.6%	73.4%	97.0%	94.8%	$2,180	$2,105
Chicago	7	1,495	10,613	10,082	5.3%	3,042	2,332	30.4%	7,571	7,750	(2.3%)	71.3%	97.7%	96.2%	2,422	2,336
New York City	3	150	2,067	2,016	2.5%	1,003	1,025	(2.1%)	1,064	991	7.4%	51.5%	95.2%	95.0%	4,824	4,716
SE Florida	2	729	6,327	6,308	0.3%	2,139	1,836	16.5%	4,188	4,472	(6.4%)	66.2%	96.4%	97.0%	3,001	2,974
Other Markets [2]	4	507	3,031	3,046	(0.5%)	1,113	941	18.3%	1,918	2,105	(8.9%)	63.3%	94.4%	92.2%	2,111	2,173
Total	21	5,600	$39,281	$37,722	4.1%	$11,883	$10,745	10.6%	$27,398	$26,977	1.6%	69.7%	96.8%	95.2%	$2,415	$2,358

3Q 2024 v. 2Q 2024			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	3Q 2024	2Q 2024	Growth	3Q 2024	2Q 2024	Growth	3Q 2024	2Q 2024	Growth	3Q 2024	3Q 2024	2Q 2024	3Q 2024	2Q 2024
Boston	5	2,719	$17,243	$16,850	2.3%	$4,586	$4,760	(3.7%)	$12,657	$12,090	4.7%	73.4%	97.0%	96.4%	$2,180	$2,142
Chicago	7	1,495	10,613	10,356	2.5%	3,042	3,385	(10.1%)	7,571	6,971	8.6%	71.3%	97.7%	96.8%	2,422	2,386
New York City	3	150	2,067	2,129	(2.9%)	1,003	855	17.3%	1,064	1,274	(16.5%)	51.5%	95.2%	98.4%	4,824	4,809
SE Florida	2	729	6,327	6,340	(0.2%)	2,139	2,095	2.1%	4,188	4,245	(1.3%)	66.2%	96.4%	96.4%	3,001	3,008
Other Markets [2]	4	507	3,031	3,026	0.2%	1,113	1,057	5.3%	1,918	1,969	(2.6%)	63.3%	94.4%	93.5%	2,111	2,128
Total	21	5,600	$39,281	$38,701	1.5%	$11,883	$12,152	(2.2%)	$27,398	$26,549	3.2%	69.7%	96.8%	96.3%	$2,415	$2,392

3Q 2024 YTD v. 3Q 2023 YTD			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	3Q 2024 YTD	3Q 2023 YTD	Growth	3Q 2024 YTD	3Q 2023 YTD	Growth	3Q 2024 YTD	3Q 2023 YTD	Growth	3Q 2024 YTD	3Q 2024 YTD	3Q 2023 YTD	3Q 2024 YTD	3Q 2023 YTD
Boston	5	2,719	$50,981	$48,070	6.1%	$13,895	$13,419	3.5%	$37,086	$34,651	7.0%	72.7%	97.2%	96.0%	$2,144	$2,045
Chicago	7	1,495	31,224	29,700	5.1%	9,379	8,723	7.5%	21,845	20,977	4.1%	70.0%	97.5%	97.3%	2,380	2,269
New York City	3	150	6,288	6,025	4.4%	2,825	2,880	(1.9%)	3,463	3,145	10.1%	55.1%	97.5%	97.6%	4,779	4,574
SE Florida	2	729	18,996	18,359	3.5%	6,243	5,497	13.6%	12,753	12,862	(0.8%)	67.1%	96.9%	97.2%	2,987	2,880
Other Markets [2]	4	507	9,133	9,250	(1.3%)	3,196	2,909	9.9%	5,937	6,341	(6.4%)	65.0%	94.6%	94.9%	2,116	2,137
Total	21	5,600	$116,622	$111,404	4.7%	$35,538	$33,428	6.3%	$81,084	$77,976	4.0%	69.5%	97.0%	96.5%	$2,385	$2,292

[1] Expenses, net of utility reimbursements increased from 3Q 2023 due primarily to higher real estate taxes in 2024 as well as the impact of favorable valuations in Chicago during 2023.

[2] Other Markets includes markets where Aimco owns a single Stabilized Operating Property: Denver, Colorado; Nashville, Tennessee; Atlanta, Georgia; and San Francisco, California.

Third Quarter 2024 Earnings Release and Supplemental Schedules | 19

Supplemental Schedule 7

Aimco Transactions

(dollars in millions) (unaudited)

In February 2024, Aimco sold a majority of its partnership interest in St. George Villas, a small, 40-unit, income-restricted property in South Carolina. Aimco's remaining 1% is under contract for disposition in the first quarter 2025.

Third Quarter 2024 Earnings Release and Supplemental Schedules | 20

Supplemental Schedule 8

Net Asset Value Components

(dollars in millions)(pre-tax)(unaudited)

Net Assets	3Q 2024
Annualized NOI for Stabilized Operating Properties [1]	$109.6
Annualized NOI for other consolidated real estate [1][2]	6.5
Annualized NOI for unconsolidated real estate at AIV share [1]	2.3
Projected Annual NOI for Development Projects upon stabilization [1][3]	61.6
Land, Planning and Entitlement Investment at cost [4]	141.0
IQHQ and Real Estate Tech Fund Investments [5]	17.5
Cash and cash equivalents	82.6
Restricted cash	27.8
Notes receivable [6]	58.2
Fair value adjustment on fixed rate property debt & preferred equity	43.1
Expected proceeds from announced dispositions at Aimco share [7]	203.8

Net Liabilities [8]
Non-recourse property debt, net [9]	$854.8
Non-recourse construction loans, net [9]	309.5
Loans to be retired upon closing of announced dispositions at Aimco share [7]	110.1
Preferred equity interests	175.3
Investment remaining to complete active developments and redevelopments [3]	203.2
Amounts drawn on Aimco's revolving secured credit facility	-
Other liabilities, net	148.7

Common Stock, Partnership Units and Equivalents (in millions)
Total shares, units and dilutive share equivalents	150.0
Noncontrolling interests in real estate [10]

[1] Property NOI is presented at Aimco share and does not include property management fees of 3% of revenue.

[2] Other consolidated real estate includes 1001 Brickell Bay Drive, Aimco's class A office building located in the Brickell neighborhood of Miami, Florida.

[3] See Supplemental Schedule 5 for additional details.

[4] Includes acquisition price for land purchased and held for future development or redevelopment. Not included in Aimco's land inventory is:

•
The value for any entitlements secured, or accretive planning investment, since acquisition. Aimco estimates this value to be at least $30 million; and
•
The Brickell Assemblage, which is currently improved with two operating assets included in the annualized NOI amounts above. Based on recent comparable sales, Aimco estimates the current value of the 4.25-acre waterfront assemblage to be $125 - $175 million higher than the value of the real estate based on a capitalization of current NOI calculation.

[5] Investment value for IQHQ is based on cost, adjusted for any impairment or observable price changes, the Real Estate Tech Funds are valued based on 3Q 2024 GAAP fair value.

[6] Notes receivables presented at book value.

[7] Includes the amounts estimated in the press release dated October 9, 2024, related to the disposition agreements for The Hamilton and Aimco's partnership interest in development land at 3333 Biscayne Boulevard. Amounts related to these assets have been removed from all other lines in the table above.

[8] Not included above is the tax liability that may be recognized on the disposition of certain assets, primarily Aimco’s 1001 Brickell Bay Drive office building, held by Aimco’s Taxable REIT Subsidiaries. Aimco’s balance sheet includes a $103.2 million deferred tax liability and a $4.7 million deferred tax asset representing the difference of the tax basis versus the carrying value for GAAP at the effective tax rates. The tax liability at disposition is most likely lower.

[9] Amounts presented exclude deferred financing costs.

[10] Amounts presented at 100% ownership exclusive of noncontrolling interests. Aimco estimates this value to be $45 - $55 million.

Third Quarter 2024 Earnings Release and Supplemental Schedules | 21

Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these Non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These Non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OPERATING PARTNERSHIP or AIMCO OP: AIMCO OP, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 92.3% of the legal interest in the common partnership units of the Aimco OP and 94.7% of the economic interest in the common partnership units of the Aimco OP.

AVERAGE REVENUE PER APARTMENT HOME: Represents Aimco average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

DIRECT CAPITAL INVESTMENT: Represents all items related to the planning, construction, and management of development and redevelopment projects paid to third party providers. Direct Capital Investment does not include real estate taxes, insurance, right of use lease payments, and certain costs capitalized in accordance with GAAP, such as financing costs and internal team time.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•
gains and losses on the dispositions of depreciated property;
•
impairment write-downs of depreciated property;
•
impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships; and
•
adjustments to reflect the Aimco share of EBITDAre of investments in unconsolidated entities.

Aimco believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of Aimco’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between Aimco and other companies. Aimco presents EBITDAre on Supplemental Schedule 1 of this release.

Third Quarter 2024 Earnings Release and Supplemental Schedules | 22

ADJUSTED EBITDAre: Adjusted EBITDAre is defined by Aimco, and presented on Supplemental Schedule 1 of this release, as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•
net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests;
•
the amount of realized and unrealized gains or losses recognized by Aimco on its interest rate contracts, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;
•
the amount of unrealized gains or losses recognized by Aimco on a passive equity investment; and
•
the amount of non-cash investment income or loss recognized by Aimco related to the mezzanine loan made by Aimco to a partnership owning Parkmerced Apartments.

MEZZANINE INVESTMENTS: Aimco’s Mezzanine Investments include a mezzanine loan inherited by Aimco from its predecessor. The loan was made to a partnership owning Parkmerced Apartments, located in southwest San Francisco, California, with an initial investment of $275 million. The contractual balance of the loan, including accrued and unpaid interest, at September 30, 2024 was $438.7 million, net of non-cash impairment charges recognized in the fourth quarter 2022 and 2023, the carrying value has been reduced to $0. In June 2023, Aimco closed on the sale of a 20%, non-controlling interest in the mezzanine loan for $33.5 million plus a $4 million payment to secure an option on the remaining portion which has since expired. Separately in 2023, Aimco monetized its associated interest rate swaption for $54 million.

NET ASSET VALUE: Net Asset Value is calculated as the market value of a company's assets less its liabilities and obligations. Aimco estimates the value of its portfolio using methods management believes to be appropriate based on the characteristics of the item being valued.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, includes costs associated with our risk management activities, partnership administration expenses, fee income, and certain non-recurring items, as well as activity related to our Mezzanine Investment.

OTHER LIABILITIES, NET: Other liabilities, net, as presented on Supplemental Schedule 8, Net Asset Value Components, generally consists of the land lease for Aimco's Upton Place development, accrued expenses, resident security deposits, accounts payable, and other general liabilities, net of interest rate options and other assets, excluding the fair value of Aimco's investments in IQHQ and real estate technology funds.

Other liabilities, net as of September 30, 2024, as presented in Supplemental Schedule 8, Net Asset Value Components, is calculated as follows (in millions):

Accrued Liabilities and Other (per Consolidated Balance Sheet)	$125.1
Lease liabilities - finance leases (per Consolidated Balance Sheet)	121.3
Other assets, net (per Consolidated Balance Sheet)	(103.2)
Total	143.2

Reduction in assets (reported elsewhere on Schedule 8):
IQHQ and Real Estate Tech Funds	17.5
Unconsolidated real estate partnerships	20.9

Reduction in liabilities (GAAP amount not reflective of value):
Mezzanine Investment - Participation Sold	(32.9)

Other liabilities, net (per Schedule 8)	$148.7

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PREFERRED EQUITY INTERESTS: Preferred equity interests includes the redeemable non-controlling interests, as presented on Aimco's Balance Sheet in accordance with GAAP, related to third party investment interests.

PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.

Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Property NOI, which represents the NOI for the apartment communities that Aimco consolidates and excludes apartment communities that it does not consolidate. Property NOI is defined as rental and other property revenue less property operating expenses. In its evaluation of community results, Aimco excludes utility cost reimbursement from rental and other property revenues and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the revenues before utility reimbursements and GAAP property operating expenses to expenses, net of utility reimbursements as presented on Supplemental Schedule 6.

Segment NOI Reconciliation	Three Months Ended (in thousands)
	September 30, 2024		September 30, 2023
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$53,158	$23,337	$47,701	$18,328
Adjustment: Stabilized Operating utilities reimbursement	(1,767)	(1,767)	(1,513)	(1,513)
Adjustment: Other Real Estate	(4,979)	(3,829)	(4,567)	(2,923)
Adjustment: Non-stabilized and other amounts not allocated [2]	(7,131)	(5,858)	(3,899)	(3,147)

Total Stabilized Operating (per Schedule 6)	$39,281	$11,883	$37,722	$10,745

Segment NOI Reconciliation	Nine Months Ended (in thousands)
	September 30, 2024		September 30, 2023
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$154,508	$67,093	$137,643	$54,648
Adjustment: Utilities reimbursement	(5,224)	(5,224)	(4,544)	(4,544)
Adjustment: Other Real Estate	(14,762)	(10,087)	(12,053)	(7,554)
Adjustment: Non-stabilized and other amounts not allocated [2]	(17,900)	(16,244)	(9,642)	(9,122)

Total Stabilized Operating (per Schedule 6)	$116,622	$35,538	$111,404	$33,428

[1] Approximately two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

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[2] Properties not included in the Stabilized Operating Portfolio and other amounts not allocated includes operating results of properties not presented in the Stabilized Operation Portfolio as presented on Supplemental Schedule 6 during the periods shown, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation.

REAL ESTATE CLASSIFICATIONS: Aimco’s real estate portfolio is diversified by price point, geography, and opportunity. Aimco’s consolidated portfolio is classified into the following groups:

DEVELOPMENT and REDEVELOPMENT - OWNED: Includes apartment communities currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

DEVELOPMENT and REDEVELOPMENT - LAND: Includes land parcels being held for potential future construction of real estate.

DEVELOPMENT and REDEVELOPMENT - LEASED: Includes communities leased from a third party currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

STABILIZED OPERATING PROPERTIES: Apartment communities that (a) are owned and asset managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2023 and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.

OTHER REAL ESTATE: Includes Aimco’s commercial office building that it owns as part of an assemblage with an adjacent apartment building and a boutique hotel and event center.

ASSETS HELD FOR SALE: Includes those assets, if any, that as of the last day of the quarter being reported, were under contract, with non-refundable deposits.

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